UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2009

Broder Bros., Co.

(Exact name of registrant as specified in its charter)

Michigan	333-110029	38-1911112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Neshaminy Interplex, 6th Floor

Trevose, Pennsylvania 19053

(Address of Principal executive offices, including Zip Code)

(215) 291-6140

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On April 15, 2009, Broder Bros., Co. (the “Company”) announced that the Company and its board had reached an agreement in principal on the terms of an exchange offer with an Ad Hoc Committee of the holders of its 11 1/4% Senior Notes due October 15, 2010 (the “Existing Notes”). The Ad Hoc Committee is comprised of holders of approximately 30% of the Existing Notes. In the aggregate and with full participation, holders of Existing Notes would exchange up to $225 million in face value of Existing Notes for up to $100 million in senior notes maturing in 2013 and 95% of the Company’s common stock with a provision for a management option program. A copy of the Company’s press release announcing the First Amendment is attached hereto as Exhibit 99.1.

The new securities will not be registered under the Securities Act or any state securities laws. Therefore, the new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This Form 8-K and the press release attached as Exhibit 99.1 do not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offer and consent solicitation are being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Cautionary Information Regarding Forward-Looking Statements

This Form 8-K and the press release attached as Exhibit 99.1 contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified as such because the context of the statement includes words such as “believe,” “expect,” “anticipate,” “will,” “should” or other words of similar import. These statements also include, but are not limited to, the companies’ plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Broder Bros., Co. and are subject to significant risks and uncertainties.

Forward looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: failure to complete the exchange offer and abide by the terms of our amendment to our credit facility could lead us to seek further restructuring or ultimately become unable to operate as a viable company; if our cash provided by operating and financing activities continues to be insufficient to fund our cash requirements, we will face substantial liquidity problems without a restructuring; a long and protracted restructuring could adversely impact our management and otherwise adversely affect our business; slowdowns in general economic activity, resulting in a detrimental impact on our customers and having an adverse effect on our sales and profitability; our ability to access the credit and capital markets being adversely affected by factors beyond our control, including turmoil in the financial services industry, volatility in financial markets and general economic downturns; the inability to compete successfully, resulting in a loss of customers; a disruption in our distribution centers affecting our results of operations; a disruption in the ability of our suppliers to deliver products to us; our relationships with most of our suppliers are terminable at will and the loss of any of these suppliers could have an adverse effect on our sales and profitability; we do not have any long-term contracts with our customers and the loss of customers could adversely affect our sales and profitability; unsuccessful prediction of customer demand for our private label products; we rely significantly on one shipper to distribute our products to our customers and any service disruption could have an adverse effect on our sales; if any of our distribution facilities were to unionize, we would incur increased risk of work stoppages and possibly higher labor costs; loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully; incurring restructuring or impairment charges; unsuccessful identification or completion of future acquisitions; our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations; we intend to cease filing reports with the SEC as soon as possible; despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future; the current principal shareholders of the company will continue to have significant influence over our operations; and other factors, risks and uncertainties detailed from time to time in our SEC filings. We assume no obligation to update these forward-looking statements.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Broder Bros., Co. announcing agreement in principal on terms of exchange offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRODER BROS., CO.

/s/ MARTIN J. MATTHEWS
Date: April 16, 2009	Name:	Martin J. Matthews
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Broder Bros., Co. announcing agreement in principal on terms of exchange offer.